UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 3, 2008

WILLIAM LYON HOMES

(Exact name of registrant as specified in charter)

Delaware	001-31625	33-0864902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4490 Von Karman Avenue, Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 833-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01	Entry into a Material Definitive Agreement

Borrowing Base Revolving Line of Credit Agreement

On July 3, 2008, William Lyon Homes, Inc. (“California Lyon”), a California corporation and wholly-owned subsidiary of William Lyon Homes (the “WLH”), and Wachovia Bank, National Association (“Wachovia”), entered into that certain Fourth Amendment to Borrowing Base Revolving Line of Credit Agreement, effective as of May 14, 2008 (the “Amendment”). The Amendment modifies and extends that certain Borrowing Base Revolving Line of Credit Agreement dated February 14, 2006 entered into between California Lyon and Wachovia (the “Agreement”).

Pursuant to the Amendment, the Maturity Date under the Agreement has been extended to May 12, 2009. The Amendment reduces the maximum commitment under the Agreement from $30.0 million to $25.0 million and provides for interest to be payable monthly at a rate equal to the lender’s “prime rate” or LIBOR based pricing, as defined. Pursuant to terms of the Amendment, California Lyon deposited $5.0 million with Wachovia as collateral for letters of credit.

Pursuant to the Amendment, California Lyon is required to comply with certain financial covenants, including a ratio of total liabilities to tangible net worth, each as defined, of less than 5.00 to 1 through June 30, 2009, decreasing to 3.25 to 1 effective July 1, 2009.

This description is qualified in its entirety by the full text of the Amendment, which is filed herewith as Exhibit 10.1 and incorporated herein by this reference.

Item 2.03	Creation of a Direct Financial Obligation

To the extent applicable, the contents of Item 1.01 above are incorporated into this Item 2.03 by this reference.

Item 9.01	Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Fourth Amendment to Borrowing Base Revolving Line of Credit Agreement, dated as of May 14, 2008, by and between William Lyon Homes, Inc., a California corporation, and Wachovia Bank, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2008

WILLIAM LYON HOMES

By:	/s/ MICHAEL D. GRUBBS
Name:	Michael D. Grubbs
Its:	Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Fourth Amendment to Borrowing Base Revolving Line of Credit Agreement dated May 14, 2008 by and between William Lyon Homes, Inc., a California corporation, and Wachovia Bank, National Association.

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